SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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CONAGRA FOODS

(Name of Registrant as Specified In Its Charter)

[NOT APPLICABLE]

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[Not Applicable]

CONAGRA FOODS

PROXY STATEMENT

for

September 23, 2004

Annual Stockholders’ Meeting

of ConAgra Foods, Inc.

ConAgra Foods, Inc. One ConAgra Drive Omaha, NE 68102-5001 Phone: (402) 595-4000

Bruce Rohde Chairman and Chief Executive Officer

Dear Stockholder:

Please join us for the ConAgra Foods Annual Meeting of Stockholders in Omaha on September 23, 2004. In the following pages you’ll find information about the meeting as well as a Proxy Statement.

A reception will precede the meeting and management presentation, followed by a question and answer session for stockholders.

If you can’t be with us in person, please be sure to vote your shares by proxy. Just mark, sign and date the enclosed proxy card and return it in the postage-paid envelope. Stockholders may also vote by telephone or via the Internet.

Your prompt response is appreciated. Thank you!

Sincerely,

/s/ Bruce Rohde

Bruce Rohde

August 12, 2004

ConAgra Foods, Inc. One ConAgra Drive Omaha, NE 68102-5001 Phone: (402) 595-4000

Owen C. Johnson Executive Vice President, Organization & Administration and Corporate Secretary

To ConAgra Foods Stockholders:

ConAgra Foods’ Annual Stockholders’ Meeting will be held on Thursday, September 23, 2004 at the Omaha Civic Auditorium Music Hall, 1804 Capitol Avenue, Omaha, Nebraska. The meeting will begin promptly at 1:30 p.m.

Matters to be voted on at the meeting are:

•	Election of Directors

•	Ratify appointment of independent auditors for fiscal 2005

•	Approve ConAgra Foods executive incentive plan

•	Act on a stockholder proposal

Stockholders of record as of the close of business on July 26, 2004 are eligible to vote at the Annual Stockholders’ Meeting.

Your shares may be represented whether or not you plan to attend. You may vote by marking, signing and dating the enclosed proxy card and returning it in the postage paid envelope. Stockholders may also vote by telephone or via the Internet. If you attend the meeting, and would like to change the vote you previously submitted, you may withdraw your proxy at that time and vote your shares in person.

Our Board and management have long recognized that good governance principles are an important foundation for building and sustaining shareholder value over the long term. You will find a summary of our governance principles in the “Corporate Governance” section of this document. We think you will find our principles firmly rooted in our long-term commitment to shareholder value.

By order of the Board of Directors.

      /s/ Owen C. Johnson

Owen C. Johnson

August 12, 2004

ConAgra Foods, Inc.

One ConAgra Drive

Omaha, Nebraska 68102-5001

PROXY STATEMENT

Annual Meeting of Stockholders to be held September 23, 2004

Proxy Solicitation by the Board of Directors

This statement is furnished in connection with the Annual Meeting of Stockholders to be held at the Omaha Civic Auditorium Music Hall, 1804 Capitol Avenue, Omaha, Nebraska. The meeting will begin promptly at 1:30 p.m. on September 23, 2004. Stockholders of record at the close of business on July 26, 2004 will be entitled to vote at the meeting.

PROXIES

Your vote is very important. For this reason, the Board of Directors is requesting that you use the enclosed proxy card to vote your shares. If the accompanying proxy is executed, the shares represented by the proxy will be voted as specified. You may also vote your shares by delivering your proxy by telephone or via the Internet. The Company may retain a proxy solicitor to assist in the solicitation of proxies, for which the Company would pay usual and customary fees. This Proxy Statement is being mailed to stockholders on or about August 12, 2004.

If a broker, bank or other nominee holds your common stock, you will receive instructions from them that you must follow in order to have your shares voted. If you hold certificate(s) in your own name as a holder of record, you may vote your common stock by signing, dating and mailing the proxy card in the postage paid envelope provided. Of course, you can always come to the meeting and vote your shares in person.

You may revoke the proxy before the meeting, whether delivered by telephone, Internet or through the mail, by using the telephone voting procedures, the Internet voting procedures or by mailing a signed instrument revoking the proxy to: Owen C. Johnson, Corporate Secretary, ConAgra Foods, Inc., One ConAgra Drive, Omaha, Nebraska, 68102; to be effective, a mailed revocation must be received by the Secretary on or before September 22, 2004. A stockholder may attend the meeting in person, withdraw the proxy and vote in person.

VOTING SECURITIES

The Company at July 26, 2004 had issued and outstanding 518,176,351 voting shares of common stock. Each share of common stock is entitled to one vote. There were no shares of voting preferred stock outstanding at July 26, 2004.

The presence of a majority of the outstanding common stock represented in person or by proxy at the meeting will constitute a quorum. Shares represented by proxies that are marked “abstain” will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to “street name” shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld by the broker (“broker non-votes”).

The five nominees receiving the highest vote totals will be elected as Directors of ConAgra Foods. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of Directors.

All other matters to be voted on will be decided by the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote. A broker non-vote will not be counted as an affirmative vote or a negative vote because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority.

VOTING SECURITIES OWNED BY

CERTAIN BENEFICIAL OWNERS

The following stockholders report ownership of more than 5% of the Company’s outstanding common stock.

NAME	BENEFICIAL OWNERSHIP		PERCENT OF CLASS
State Street Bank and Trust Company	34,481,475	(1)	6.7%
225 Franklin Street
Boston, MA 02110
Capital Research and Management Company	31,491,100	(2)	6.1%
333 South Hope Street
Los Angeles, CA 90071
(1)	Based on a Form 13F filed May 13, 2004.
(2)	Based on a Form 13F filed May 17, 2004.

VOTING SECURITIES OWNED

BY EXECUTIVE OFFICERS AND DIRECTORS

The following table shows certain information on ConAgra Foods common stock beneficially owned by directors and the executive officers named in the summary compensation table as of July 26, 2004. No director or executive officer beneficially owned 1% or more of ConAgra Foods common stock, other than Mr. Batchelder, who may be deemed to beneficially own 2.1% of the outstanding common stock. The directors and all executive officers as a group beneficially owned 2.9% of ConAgra Foods outstanding common stock. The shares shown as beneficially owned include shares which executive officers and directors are entitled to acquire pursuant to outstanding stock options exercisable within sixty days of July 26, 2004.

NAME	TITLE OF CLASS	BENEFICIAL OWNERSHIP (1)
David H. Batchelder	Common Stock	10,763,000
Mogens C. Bay	Common Stock	85,600
Howard G. Buffett	Common Stock	29,614
Stephen G. Butler	Common Stock	16,800
John T. Chain, Jr.	Common Stock	57,400
Steven F. Goldstone	Common Stock	1,000
Alice B. Hayes	Common Stock	39,448
W. G. Jurgensen	Common Stock	46,057
Robert A. Krane	Common Stock	137,126
Mark H. Rauenhorst	Common Stock	66,605
Carl E. Reichardt	Common Stock	128,800
Bruce Rohde	Common Stock	1,815,332
Ronald W. Roskens	Common Stock	106,000
Kenneth E. Stinson	Common Stock	89,600
Kenneth W. Gerhardt	Common Stock	234,289
Dwight J. Goslee	Common Stock	434,057
Owen C. Johnson	Common Stock	295,313
James P. O’Donnell	Common Stock	427,721
Directors and Executive Officers as a Group		15,249,576
(26 Persons)

(1) Shares reported include (i) shares owned by spouses of directors and executive officers; (ii) 10,741,400 shares deemed beneficially owned by an investment advisory firm of which Mr. Batchelder is a principal; the investment advisory firm has voting and dispositive power over such shares; however, clients of the firm or its affiliates have certain withdrawal rights that could affect the shares which are not controlled by the firm or Mr. Batchelder; (iii) 857 shares owned by a charitable foundation for which Mr. Rauenhorst is a director and disclaims beneficial ownership; and (iv) 3,421,279 shares which directors and executive officers are entitled to acquire pursuant to stock options exercisable within sixty days of July 26, 2004.

CORPORATE GOVERNANCE

Overview

Sound corporate governance practices are an important part of our foundation and tradition. We have many longstanding policies and practices, and we have also added measures to further strengthen our foundation. Our corporate governance practices include the following:

•	Other than our Chief Executive Officer, none of our directors are, or ever have been, employed by the Company.
•	Directors and executive officers are committed to owning stock in ConAgra Foods, and as part of that commitment they will not sell any of their ConAgra Foods stock until at least six months after they cease to be a director or an executive officer except for extraordinary corporate transactions approved by the board and for emergency or extraordinary situations with 2/3 board approval.
•	We do not permit loans to directors or executive officers.
•	We do not re-price stock options, and never have.
•	Our Audit Committee, Human Resources Committee, Corporate Governance Committee and Nominating Committee are each comprised of independent directors.
•	Non-employee directors routinely meet in executive session without management present.
•	The Board has designated a lead director, Carl Reichardt, who chairs the executive sessions of the Board.
•	Our Audit Committee has the authority to retain and replace our independent auditors.
•	The lead partner of the independent public accounting firm that audits ConAgra Foods’ books is rotated at least every five years.
•	We encourage our employees to own ConAgra Foods stock, however our retirement plans are structured so that employees can diversify their holdings.

The following corporate governance documents appear on the Company’s website (www.conagrafoods.com) under the Investors section:

•	Corporate Governance Principles
•	Code of Conduct, our commitment to our longstanding standards for ethical business practices
•	Code of Ethics for Senior Corporate Officers
•	Board Committee Charters
•	Audit Committee Charter
•	Corporate Affairs Committee Charter
•	Corporate Governance Committee Charter
•	Human Resources Committee Charter
•	Nominating Committee Charter
•	Procedures for contacting the Board of Directors (through the lead director)
•	Procedures for bringing concerns or complaints to the attention of the Audit Committee

We routinely assess and refine our corporate governance practices and share them with you by posting them on the Company’s website. Directors are encouraged to attend the annual stockholders meeting and all of the Company’s directors attended the 2003 annual stockholders meeting.

Board Meetings and Independence

The Board of Directors meets on a regularly scheduled basis. During fiscal 2004, the Board met seven times. The Board of Directors is composed of a substantial majority of independent directors. The Board has established independence standards for Company directors. Those standards are set forth in the Company’s Corporate Governance Principles and follow the director independence standards established by the NYSE. The Board has determined that directors Batchelder, Bay, Buffett, Butler, Chain, Goldstone, Hayes, Jurgensen, Krane, Reichardt, Roskens and Stinson have no material relationship with the Company and are independent within the meaning of the Company’s corporate governance principles and the NYSE listing standards.

Audit Committee

The members of the Audit Committee are Stephen G. Butler (Chairman), Mogens C. Bay, W.G. Jurgensen, Robert A. Krane, and Kenneth E. Stinson. All members of the Audit Committee are independent within the meaning of the Company’s Corporate Governance Principles and the listing standards of the NYSE. The Board has determined that all members of the Audit Committee are qualified as audit committee financial experts within the meaning of SEC regulations. The Audit Committee operates under a written charter, adopted by the Board of Directors, a copy of which is available on the Company’s website, and also attached to this proxy statement as Appendix A.

The Audit Committee met 12 times during fiscal 2004. The Audit Committee assists the Board by reviewing the integrity of the financial statements of the Company; the qualifications, independence and performance of the Company’s independent auditors and internal auditing department; and compliance by the Company with legal and regulatory requirements. The Audit Committee has sole authority to retain, compensate, oversee and terminate the independent auditor. The Audit Committee reviews the Company’s annual audited financial statements, quarterly financial statements, and filings with the SEC. The Audit Committee reviews reports on various matters, including critical accounting policies of the Company, significant changes in the Company’s selection or application of accounting principles, and the Company’s internal control processes. The Audit Committee also pre-approves all audit and non-audit services performed by the independent auditor.

Human Resources Committee

The members of the Human Resources Committee are Carl E. Reichardt (Chairman), David H. Batchelder, John T. Chain, Jr., Steven F. Goldstone and Ronald W. Roskens. All members of the Human Resources Committee are independent within the meaning of the Company’s Corporate Governance Principles and the listing standards of the NYSE. The Human Resources Committee operates under a written charter, adopted by the Board of Directors, a copy of which is available on the Company’s website.

The Human Resources Committee met five times during fiscal 2004. The Committee has responsibility for reviewing, evaluating and approving compensation plans, policies and programs for the Company’s directors, executive officers and significant employees. The Human Resources Committee annually reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation, evaluates the Chief Executive Officer’s performance in light of these goals and objectives, and together with the other independent directors, determines and approves the Chief Executive Officer’s compensation levels based on such evaluation.

Corporate Governance Committee

The members of the Corporate Governance Committee are John T. Chain, Jr. (Chairman), David H. Batchelder, Mogens C. Bay, Steven F. Goldstone, Alice B. Hayes and Kenneth E. Stinson. All members of the Corporate Governance Committee are independent within the meaning of the Company’s Corporate Governance Principles and the listing standards of the NYSE. The Corporate Governance Committee operates under a written charter, adopted by the Board of Directors, a copy of which is available on the Company’s website.

The Corporate Governance Committee met four times during fiscal 2004. The Corporate Governance Committee considers and makes recommendations to the Board concerning the appropriate size, functions and policies of the board, the size and functions of the various committees of the Board, and the corporate governance principles of ConAgra Foods.

Nominating Committee

The members of the Nominating Committee are Ronald W. Roskens (Chairman), Howard G. Buffett, W.G. Jurgensen and Carl E. Reichardt. All members of the Nominating Committee are independent within the meaning of the Company’s Corporate Governance Principles and the listing standards of the NYSE. The Nominating Committee operates under a written charter, adopted by the Board of Directors, a copy of which is available on the Company’s website.

The Nominating Committee met five times during fiscal 2004. The Nominating Committee identifies qualified candidates for membership on the Board, proposes to the Board a slate of directors for election by the stockholders at each annual meeting, and proposes to the Board candidates to fill vacancies on the Board. The process is described in “Director Nomination Process” below.

Corporate Affairs Committee

The members of the Corporate Affairs Committee are Howard G. Buffett (Chairman), Alice B. Hayes and Mark H. Rauenhorst. The Corporate Affairs Committee operates under a written charter, adopted by the Board of Directors, a copy of which is available on the Company’s website.

The Corporate Affairs Committee met five times during fiscal 2004. The Corporate Affairs Committee advises ConAgra Foods management on internal and external factors and relationships affecting the Company’s image, reputation, objectives and strategies. Focus areas include economics, government, regulation, sustainable development, community affairs and stockholder relations.

Executive Committee

The members of the Executive Committee are Bruce Rohde (Chairman), Robert A. Krane and Carl E. Reichardt. The Executive Committee generally has authority to act on behalf of the Board of Directors between meetings. The Executive Committee met once during fiscal 2004.

Director Nomination Process

The Nominating Committee considers candidates for board membership suggested by its members and other board members, as well as management and shareholders. The Committee may also retain a third-party executive search firm to identify candidates from time to time. A shareholder who wishes to recommend a prospective nominee for board membership should notify the Company’s Corporate Secretary in writing at least 120 days before the annual stockholders meeting at which directors are to be elected and include whatever support material the shareholder considers appropriate. The Nominating Committee will also consider nominations by a shareholder pursuant to the provisions of the Company’s bylaws relating to shareholder nominations as described in “Stockholder Proposals”.

The Nominating Committee makes an initial determination as to whether to conduct a full evaluation of the candidate once it has identified a prospective nominee. This initial determination is based on whatever information is provided to the Committee as well as other information available to or obtained by the Committee. The preliminary determination is based primarily on the need for additional board members to fill vacancies or expand the size of the board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines that additional consideration is warranted, it may request a third-party search firm or other third parties to gather additional information about the prospective nominee.

The Committee evaluates each prospective nominee against the standards and qualifications set out in the Company’s Corporate Governance Principles, including: (1) background, including demonstrated high standards of ethics and integrity, the ability to have sufficient time to effectively carry out the duties of a director, and the ability to represent all shareholders and not a particular interest group, (2) board skill needs, taking into account the experience of current board members, the candidate’s ability to work toward business goals with other board members, and the candidate’s qualifications as independent and qualifications to serve on various committees of the Board, (3) diversity, including the extent to which the candidate reflects the composition of Company shareholders and other constituencies and (4) business experience, which should reflect a broad experience at the policy-making level in business, government or education.

The Committee also considers such other relevant factors as it deems appropriate. In connection with the evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee interview prospective nominees in person or by telephone. After completing this evaluation process, the Committee makes a recommendation to the full board as to the persons who should be nominated by the board, and the board determines the nominees after considering the recommendations of the Committee.

Director Compensation and Transactions

For their services on the Board, non-employee directors are paid $50,000 per year. The Chairmen of the Human Resources, Audit, Corporate Affairs, Nominating and Corporate Governance Committees are paid an additional $25,000 per year. Each non-employee director is paid $1,500 per meeting attended. Each non-employee director earns a grant of 1,800 shares of ConAgra Foods common stock per year under the ConAgra Foods 2000 Stock Plan. Non-employee directors also earn an annual grant of non-statutory options, with an exercise price equal to the fair market value on date of grant, to acquire 9,000 shares of ConAgra Foods common stock under the ConAgra Foods 2000 Stock Plan. Directors are also eligible to participate in the ConAgra Foods medical plan on the same basis as ConAgra Foods employees.

Mr. Buffett serves at the request of the Company on the governing boards of a joint venture between South Africa based Tiger Brands and ConAgra Foods for the manufacture and sale of malt products on multiple continents, in which ConAgra Foods has a 50% interest, and a U.S. based venture for environmental research and development, in which ConAgra Foods has a 50% interest; Mr. Buffett receives $50,000 per annum from each of these ventures for his services. Mr. Buffett also serves at the request of the Company on the board of an India based venture for the manufacture and sale of food products, in which ConAgra Foods has a 33% interest; Mr. Buffett receives $50,000 per annum from the Company for these services.

ConAgra Foods enters into many lease agreements for land, buildings, and equipment at competitive market rates, and some of the lease arrangements are with Opus Corporation or its affiliates. Mark Rauenhorst, a director of ConAgra Foods, is a beneficial owner, officer and director of Opus Corporation. The agreements relate to the leasing of land and buildings for ConAgra Foods. ConAgra Foods occupies the buildings pursuant to long term leases with Opus Corporation and its affiliates, some of which contain various termination rights and purchase options. Leases effective in fiscal 2004 required annual lease payments by ConAgra Foods of $21,477,000. Opus Corporation or its affiliates was paid $40,507,000 for construction work during fiscal 2004 on properties leased by ConAgra Foods from third parties. Opus Corporation had revenues in excess of $1 billion in 2003.

The Directors’ Charitable Award Program was discontinued in 2003. Directors elected to the board prior to 2003 were eligible for the program; the directors who continue participation in the program are entitled to nominate one or more tax-exempt organizations to which ConAgra Foods will contribute an aggregate of $1 million in four equal annual installments upon the death of the director. A director is vested in the program upon completion of three years of service as a director or upon the death, disability or mandatory retirement of such director. ConAgra Foods maintains insurance on the lives of its directors to fund the Program. Directors derive no personal financial benefit from the Program since any insurance proceeds prior to donation and the tax benefit of the donation accrue solely to the benefit of ConAgra Foods.

ITEM 1: BOARD OF DIRECTORS AND ELECTION

The Company’s Board of Directors is presently composed of fourteen members, divided into three classes. Each class serves for three years on a staggered-term basis. Robert Krane, a current member of the Board, will retire from the Board on September 23, 2004.

The following paragraphs set forth the principal occupation of each director for the last five years, other positions each has held, the date each was first elected a director of the Company, the date each director’s term expires, and the age of each director. Directors who are nominees for election at the 2004 Annual Stockholders’ Meeting are listed first.

MOGENS C. BAY – Nominee – Omaha, Nebraska

Chairman and Chief Executive Officer of Valmont Industries, Inc. (products for water management and infrastructure) since January 1997. Director of Peter Kiewit Sons’, Inc. and Level 3 Communications, Inc. Mr. Bay has been a director since December 12, 1996. His current term expires September 23, 2004. He is 55 years of age.

STEPHEN G. BUTLER – Nominee – Leawood, Kansas

Chairman and Chief Executive Officer of KPMG LLP (national public accounting firm) from 1996 to 2002. Director of Cooper Industries and Ford Motor Company. Mr. Butler has been a director since May 16, 2003. His current term expires September 23, 2004. He is 56 years of age.

ALICE B. HAYES – Nominee – Chicago, Illinois

President emerita of the University of San Diego since July 2003. President of the University of San Diego from 1995 to July 2003. Executive Vice President and Provost of Saint Louis University from 1989 to 1995. Director of Jack in the Box, Inc. and Pulitzer, Inc. Ms. Hayes has been a director since August 3, 2001. Her current term expires September 23, 2004. She is 66 years of age.

W.G. JURGENSEN – Nominee – Columbus, Ohio

Chief Executive Officer of Nationwide Mutual Insurance Company since August 2000. Executive Vice President of Bank One Corporation from 1998 to 2000. Executive Vice President of First Chicago NBD Corporation from 1996 to 1998. Director of Nationwide Financial Services, Inc. Mr. Jurgensen has been a director since August 2, 2002. His current term expires September 23, 2004. He is 53 years of age.

CARL E. REICHARDT – Nominee – San Francisco, California

Retired Chairman and Chief Executive Officer of Wells Fargo & Company since 1994. Vice Chairman of Ford Motor Company (2001-2003). Director of Ford Motor Company. Mr. Reichardt has been a director since March 1, 1993. His current term expires September 23, 2004. He is 73 years of age.

The following directors serve for terms that expire after 2004:

DAVID H. BATCHELDER – San Diego, California

Principal of Relational Investors LLC (investment advisory firm) and Principal of Relational Advisors LLC (investment advisory and consulting firm). Director of Washington Group International, Inc. Mr. Batchelder has been a director since August 2, 2002. His current term expires September 28, 2006. He is 55 years of age.

HOWARD G. BUFFETT – Decatur, Illinois

President of BioImages (photography and publishing) and President of Buffett Farms. Former Chairman of the Board of The GSI Group (manufacture of agricultural equipment) from June 1996 to August 2001. Director of Berkshire Hathaway, Inc., and Lindsay Manufacturing Co. Mr. Buffett has been a director since January 25, 2002. His current term expires September 22, 2005. He is 49 years of age.

JOHN T. CHAIN, JR. – Fort Worth, Texas

Chairman of the Thomas Group (international management consulting). Retired General, United States Air Force, former Commander-in-Chief of the Strategic Air Command. Director of RJ Reynolds Tobacco, Inc., Kemper Insurance Companies, Northrup Grumman, Inc. and the Thomas Group, Inc. Mr. Chain has been a director since May 4, 2001. His current term expires September 22, 2005. He is 69 years of age.

STEVEN F. GOLDSTONE - Ridgefield, Connecticut

Manager of Silver Spring Group (private investment firm) since 2000. Chairman of Nabisco Group Holdings from 1999 to 2000. Chairman and Chief Executive Officer of RJR Nabisco from 1997 to 1999. Director of American Standard Companies and Greenhill & Co., Inc. Mr. Goldstone has been a director since December 11, 2003. His current term expires September 28, 2006. He is 58 years of age.

MARK H. RAUENHORST – Minnetonka, Minnesota

President and Chief Executive Officer of Opus Corporation (commercial real estate design, development and construction). Director of Graco, Inc. Mr. Rauenhorst has been a director since May 4, 2001. His current term expires September 28, 2006. He is 51 years of age.

BRUCE ROHDE – Omaha, Nebraska

Chairman of the Board and Chief Executive Officer of ConAgra Foods, Inc. since September 1998. Mr. Rohde has been a director since August 26, 1996. His current term expires September 28, 2006. He is 55 years of age.

RONALD W. ROSKENS – Omaha, Nebraska

President of Global Connections, Inc. (international business consulting). Head of U.S. Agency for International Development from 1990 until December 1992. President of University of Nebraska from 1977 to 1989. Mr. Roskens has been a director since December 3, 1992. His current term expires September 22, 2005. He is 71 years of age.

KENNETH E. STINSON – Omaha, Nebraska

Chairman and Chief Executive Officer of Peter Kiewit Sons’, Inc. (construction and mining). Director of Valmont Industries, Inc. Mr. Stinson has been a director since December 12, 1996. His current term expires September 22, 2005. He is 61 years of age.

It is intended that proxies will be voted “FOR” the election of the above-indicated nominees. In case any nominee shall become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote the proxies for a substitute.

EXECUTIVE COMPENSATION

The following Summary Compensation Table shows compensation paid by ConAgra Foods for services rendered during fiscal years 2004, 2003 and 2002 for the Chief Executive Officer and the next four highest compensated executive officers of ConAgra Foods.

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long-Term Compensation
Name/ Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($) (1) (2)	Option Grants (#) (2)	LTIP Payouts ($) (2)	All Other Compensation ($) (3)
Bruce Rohde Chairman & Chief Executive Officer	2004 2003 2002	1,200,000 1,166,346 950,267	3,579,929 2,350,000 2,969,000	2,933,522 2,323,531 1,930,910	0 0 1,054,560	2,933,522 2,323,531 0	148,300 109,061 120,150

Dwight J. Goslee Executive Vice President Strategic Development	2004 2003 2002	600,000 600,000 494,273	1,080,000 755,000 781,625	977,841 774,510 643,637	0 0 226,520	977,841 774,510 0	53,022 38,772 36,354

James P. O’Donnell Executive Vice President	2004 2003 2002	500,000 500,000 450,000	667,000 544,000 575,100	977,841 774,510 643,637	0 0 151,520	977,841 774,510 0	39,912 36,226 33,930

Owen C. Johnson Executive Vice President Organization and Administration, Corporate Secretary	2004 2003 2002	500,000 500,000 444,353	900,000 544,000 567,725	977,841 774,510 643,637	0 0 226,520	977,841 774,510 0	46,902 36,222 34,834

Kenneth W. Gerhardt Senior Vice President, Chief Information Officer	2004 2003 2002	400,000 400,000 360,000	533,200 435,000 460,080	488,920 387,255 321,818	0 0 90,760	488,920 387,255 0	30,066 27,124 26,388

(1)	Under ConAgra Foods’ long-term senior management incentive program, LTIP awards are made in restricted share equivalent units and restricted units (see footnote 2 below). The executive receives dividend equivalent payments on the restricted share equivalent units and restricted units. At the end of fiscal 2004, the aggregate restricted (unvested) share and share equivalent and restricted unit holdings (see footnote 2 below), valued at the closing price of ConAgra Foods common stock at May 30, 2004 without giving effect to the diminution of value attributable to the restrictions on such shares or units were: Mr. Rohde—$7,232,464 (40,000 shares; 135,840 share equivalent units; 81,360 restricted units); Mr. Goslee—$2,685,966 (25,000 shares; 43,398 share equivalent units; 27,120 restricted units); Mr. O’Donnell—$2,035,888 (45,280 share equivalent units; 27,120 restricted units); Mr. Johnson—$1,982,966 (43,398 share equivalent units; 27,120 restricted units); and Mr. Gerhardt—$1,017,944 (22,640 share equivalent units; 13,560 restricted units).
(2)	Amounts earned under the Company’s long-term senior management incentive program in fiscal 2002-2004 were issued in restricted share equivalent units (payable in common stock when restrictions end) which vest over five years. Stock options were issued to program participants for performance in fiscal 2002 equal to four times the number of restricted share equivalent units. For performance in fiscal 2003 and 2004, the stock option grants were replaced with restricted units (which track the appreciation or depreciation in ConAgra Foods stock during the restricted period and payable in cash when restrictions end) which vest over five years.
(3)	Amounts represent contributions by ConAgra Foods to its qualified and nonqualified 401(k) plans and the imputed dollar value for term life insurance. Fiscal year 2004 life premium values are as follows: Mr. Rohde, $4,902; Mr. Goslee, $2,622; Mr. O’Donnell, $4,902; Mr. Johnson, $4,902; and Mr. Gerhardt, $2,070.

OPTION GRANTS FOR FISCAL YEAR 2004

The Company made no grants of stock options during the last fiscal year to the executive officers named in the Summary Compensation Table. No stock appreciation rights were granted during fiscal 2004.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2004

AND FY-END OPTION VALUES

The following table sets forth information on aggregate option exercises in the last fiscal year and information with respect to the value of unexercised options to purchase ConAgra Foods common stock for the executive officers named in the Summary Compensation Table.

			Unexercised Options Held at FY-End (#)		Value of Unexercised In-the-Money Options At FY-End ($) (2)
	Shares Acquired On Exercise (#)	Value Realized ($) (1)	Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)
Bruce Rohde	0	0	1,462,539	707,903	6,864,871	3,943,541
Dwight J. Goslee	11,626	124,195	254,777	122,440	1,262,488	556,196
James P. O’Donnell	36,000	325,125	233,678	99,968	1,138,351	426,196
Owen C. Johnson	0	0	226,912	122,440	1,040,836	556,196
Kenneth W. Gerhardt	0	0	161,428	56,984	554,397	256,938

(1)	Value realized is the difference between the closing price of ConAgra Foods common stock at the time of exercise and the exercise price of the options multiplied by the number of shares.
(2)	Value shown is the difference between the closing price of ConAgra Foods common stock on the last trading day of fiscal 2004 ($28.12) and the exercise price of in-the-money options multiplied by the number of shares subject to in-the-money options.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about ConAgra Foods common stock that may be issued upon the exercise of options, warrants and rights under existing equity compensation plans as of May 30, 2004.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1) (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	31,335,263	$23.95	15,265,719
Equity compensation plans not approved by security holders	—	—	—
Total	31,335,263	$23.95	15,265,719

(1)	This table does not include outstanding options for 161,620 shares at a weighted average exercise price of $10.86 per share; these options were assumed in connection with one acquisition in fiscal 2001. No additional awards can be granted under the plan that originally authorized these options.

LONG-TERM INCENTIVE AWARDS

The following table provides information concerning long-term incentive awards approved by the Human Resources Committee for the executive officers named in the Summary Compensation Table. The long-term senior management incentive program rewards participants, including executive officers, based on ConAgra Foods’ ability to increase earnings per share, with awards at target levels. The Chief Executive Officer recommends participants and the Committee approves participants, on an annual basis. The participants are eligible to share in an award pool of 8% of ConAgra Foods’ excess after-tax earnings (subject to adjustment pursuant to the program) over and above a 5% compound annual growth rate from a fixed five-year average earnings base. Awards are made in restricted share equivalent units (payable in common stock when restrictions end) which vest over five years. See footnote (1) below. An equivalent award, if earned, which was paid through the issuance of stock options equal to four times the number of restricted share equivalent units in fiscal 2002, is now paid through the issuance of restricted units (which track the appreciation or depreciation in ConAgra Foods stock during the restricted period and payable in cash when restrictions end). See footnote (2) below. The target award reflected below is based on a Committee approved growth rate over the base year, with awards at target levels.

			Estimated Future Payouts
	Number of Shares, Units or Other Rights	Performance or other Period Until Maturation or Payout	Threshold (#)	Target (#)		Maximum (#)
Bruce Rohde	12	(1)	0	$77,640 2,289,600	(1) (2)	N/A
Dwight J. Goslee	4	(1)	0	$25,880 763,200	(1) (2)	N/A
James P. O’Donnell	0	NA	0	0 0		N/A
Owen C. Johnson	4	(1)	0	$25,880 763,200	(1) (2)	N/A
Kenneth W. Gerhardt	0	NA	0	0 0		N/A
(1)	Amount represents the target number of the share equivalent units (with payouts in common stock) under the long-term senior management incentive program and is dependent on both earnings and stock price. See description above. Any share equivalent units issued under the program are restricted and any shares will be issued under ConAgra Foods stock plans. The participants receive common stock dividend cash equivalents on the restricted share equivalents. The share equivalent units vest on the fifth anniversary of issuance, or earlier upon death, normal retirement, permanent disability, or change in control. If a participant terminates employment, the share equivalent units vest 20% per year of employment post–issuance, unless the termination was for cause. Vested share equivalent units are paid in shares of common stock.
(2)	Amount represents the target equivalent award of other restricted units (which track the appreciation or depreciation in ConAgra Foods stock during the restricted period and payable in cash when restrictions end) and is dependent on both earnings and stock price. The restrictions and vesting described in footnote (1) also apply to these units. The participants are credited with dividend equivalents on the restricted units.

BENEFIT PLANS, RETIREMENT PROGRAMS AND EMPLOYMENT AGREEMENTS

ConAgra Foods maintains a non-contributory defined benefit pension plan for all eligible employees. Certain ConAgra Foods employees, including executive officers listed in the Summary Compensation Table, participate in a supplemental retirement plan. This plan is designed to provide pension benefits to which such persons would be entitled, but for the limit on the maximum annual benefits payable under the Employee Retirement Income Security Act of 1974 and the limit under the Internal Revenue Code on the maximum amount of compensation which may be taken into account under ConAgra Foods’ basic defined benefit pension plan.

The following table shows typical annual benefits computed on the basis of a straight life annuity payable on a combined basis under the basic pension program and the supplemental retirement plan, based upon retirement in 2004 at age 65, to persons in specified remuneration and credited years-of-service classifications. Annual retirement benefits set forth below are not subject to reduction for social security or other offset amounts.

	Credited Years of Service
Final Average Remuneration	10	15	20	25	30	35	40
$50,000	$5,300	$7,900	$10,500	$13,200	$15,800	$18,400	$20,900
100,000	12,500	18,700	24,900	31,200	37,400	43,600	48,600
150,000	19,700	29,500	39,300	49,200	59,000	68,800	76,300
200,000	26,900	40,300	53,700	67,200	80,600	94,000	104,000
250,000	34,100	51,100	68,100	85,200	102,200	119,200	131,700
500,000	70,100	105,100	140,100	175,200	210,200	245,200	270,200
1,000,000	142,100	213,100	284,100	355,200	426,200	497,200	547,200
1,500,000	214,100	321,100	428,100	535,200	642,200	749,200	824,200
2,000,000	286,100	429,100	572,100	715,200	858,200	1,001,200	1,101,200
2,500,000	358,100	537,100	716,100	895,200	1,074,200	1,253,200	1,378,200
3,000,000	430,100	645,100	860,100	1,075,200	1,290,200	1,505,200	1,655,200
3,500,000	502,100	753,100	1,004,100	1,255,200	1,506,200	1,757,200	1,932,200
4,000,000	574,100	861,100	1,148,100	1,435,200	1,722,200	2,009,200	2,209,200
4,500,000	646,100	969,100	1,292,100	1,615,200	1,938,200	2,261,200	2,486,200
5,000,000	718,100	1,077,100	1,436,100	1,795,200	2,154,200	2,513,200	2,763,200
5,500,000	790,100	1,185,100	1,580,100	1,975,200	2,370,200	2,765,200	3,040,200

Benefits under these plans are based on credited years of service and final average remuneration (generally the highest five consecutive years of compensation out of the last ten years of service for ConAgra Foods). Covered compensation includes salary and short-term incentive. As of May 30, 2004, the named executive officers who participate in the defined benefit pension plan had the following credited years of service: Mr. Rohde, 15 years; Mr. Goslee, 19 years; Mr. O’Donnell, 25 years; Mr. Johnson, 8 years; and Mr. Gerhardt, 9 years.

ConAgra Foods has conditional employment agreements with certain officers, including all executive officers named in the summary compensation table. The employment agreements require the individuals to support the position of the Board of Directors with respect to any event by which another entity would acquire effective control of ConAgra Foods (as defined in the agreements) through a tender offer, merger or otherwise. In consideration of this promise, ConAgra Foods agrees to employ the individual for three years after the event by which another entity acquires effective control of ConAgra Foods. During that three year period, the individual would receive annually an amount not less than the individual’s current annual base compensation, plus the greater of (i) the individual’s maximum allowable target short-term incentive compensation (as defined in the agreement) or (ii) the individual’s highest short-term incentive award during the prior three fiscal years, plus an amount equal to the individual’s highest per unit award under the long-term compensation plan made during the three fiscal years immediately preceding such acquisition of control multiplied by the number of participation units for the current fiscal year. In addition, the individual would be entitled to those retirement benefits receivable had the individual worked to normal retirement age.

ConAgra Foods must satisfy this retirement benefit obligation through a trust payable to the employee beginning at retirement age. If the employee is involuntarily terminated or constructively terminated (as defined in the agreements) during the three year employment period, ConAgra Foods is required to pay the individual the amount of annual and incentive compensation described above for any remainder of the three year period plus a full year’s compensation and maximum incentive payments, and shall also be obligated to provide the described retirement benefits through a trust.

In addition, the employee shall receive an amount equal to the difference between the highest tender offer price by the acquiring entity over the closing price of ConAgra Foods common stock on the date of termination, multiplied by the number of ConAgra Foods shares owned by the employee on the date of termination (including for this purpose, options granted under Stock Plans.) If the employee voluntarily terminates during the three-year period, ConAgra Foods remains obligated to make the previously described retirement payments and the payments described in the preceding sentence. ConAgra Foods is also required to make a gross-up payment to the employee if any payment to the employee is subject to an excise tax under Section 4999 of the Internal Revenue Code.

ConAgra Foods adopted in 1989 the ConAgra Foods Incentives and Deferred Compensation Change in Control Plan. Under this plan, in the event of a change in control of ConAgra Foods (as defined in the plan), all benefits, payments and deferred compensation under ConAgra Foods’ various incentive, bonus, deferred compensation and similar arrangements, for all employees participating under the applicable plans, become immediately non-forfeitable. In addition, a participant under any of the plans who is terminated after a change in control shall receive a pro rata benefit based on the portion of the year for which the participant was employed.

ConAgra Foods and Mr. Rohde are parties to an employment agreement effective August 26, 1996. Mr. Rohde receives as compensation (1) a base salary of not less than $750,000 per annum, (2) participation in ConAgra Foods’ executive annual incentive plan with a target bonus of not less than 80% of base salary and (3) participation in the long-term senior management incentive program. Mr. Rohde received on August 26, 1996 an award of 200,000 (post-1997 stock split) restricted shares vesting at the rate of 10% per year and an option to acquire 200,000 (post-1997 stock split) shares of stock exercisable at fair market value on the date of grant and vesting at the rate of 20% per annum. If Mr. Rohde is terminated without cause or voluntarily terminates with good reason (all as defined in the employment agreement), his then current base salary continues for a period of 24 months and all options and restricted equity based compensation immediately vest. The options and restricted shares also vest upon death or permanent disability. The employment agreement imposes certain noncompetition and confidentiality agreements on Mr. Rohde.

The Company and Mr. Gerhardt have entered into an agreement in connection with Mr. Gerhardt’s planned retirement. Mr. Gerhardt’s executive officer status ended May 30, 2004. For a period of 48 months beginning August 1, 2004, Mr. Gerhardt will be employed to provide information technology services. Mr. Gerhardt will receive monthly total compensation of $33, 334 from August 1, 2004 through July 31, 2006, and monthly total compensation of $1,000 from August 1, 2006 through July 31, 2008. Mr. Gerhardt will receive other employment benefits, including medical coverage, expense reimbursement, officer liability coverage and indemnification for actions during his employment.

The Company and Mr. O’Donnell have entered into an agreement in connection with Mr. O’Donnell’s planned retirement. Mr. O’Donnell’s executive officer status ended May 30, 2004. For a period of 48 months beginning June 1, 2004, Mr. O’Donnell will be employed to provide advisory services concerning banking, lending, insurance and related matters. Mr. O’Donnell will receive monthly total compensation of $41, 667 from June 1, 2004 through May 31, 2006, and monthly total compensation of $4,000 from June 1, 2006 through May 31, 2008. Mr. O’Donnell will receive other employment benefits, including medical coverage, expense reimbursement, officer liability coverage and indemnification for actions during his employment.

HUMAN RESOURCES COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

ConAgra Foods Compensation Philosophy

The Human Resources Committee has consistently endorsed and promoted a “pay for performance” philosophy. The Human Resources Committee is composed of five independent directors.

ConAgra Foods’ compensation philosophy has been consistent. The Committee believes the achievement of the objectives contained in the Company’s strategic plans will significantly increase stockholder values over time. We have therefore linked the compensation of the Company’s executive officers and senior operating officers to the achievement of strategic and financial objectives. As part of its emphasis on long-term value and results, our board of directors has directed management to refrain from providing quarterly earnings guidance to financial analysts so that management will focus on longer term strategic goals which lead to stronger short and long term financial improvements. The Committee believes that the improvement in the Company’s operating strength and earnings results has been brought about by the Company’s strategic actions and that implementation of our business plans will lead to enhanced stockholder returns over time.

The ConAgra Foods’ executive compensation programs are based on the following principles:

•	Linking executive compensation to the achievement of the Company’s strategic plans.

•	Growing trend line margins and GAAP earnings.

•	Subjecting a significant portion of an executive’s compensation to risk through the use of performance-based incentives including equity-based compensation.

•	Attracting, retaining and motivating highly-qualified executives.

•	Recognizing individual contributions to the strength and growth in the Company’s value.

Elements of Compensation

The principal elements of our executive compensation programs are salaries, short-term incentives, and long-term incentives. The Committee approved the salary of each executive officer and all short-term and long-term incentive awards during fiscal 2004.

A substantial percentage of each executive’s compensation depends on the level of the executive’s contribution to Company objectives. These objectives are established by the Committee at the beginning of each year and are designed to enable the Company to achieve the goals of our strategic plan. These include financial objectives and qualitative factors such as leadership, teamwork, management development, and the quality of execution of business strategies that strengthen the Company’s platform for competition and growth. Each executive is also accountable for compliance with the Company’s policies and code of conduct.

Base Salary

The Committee reviews the competitive market for executive positions considering the competitive pay for similar positions in the food and consumer products industries. The base salary for each executive officer is established based on individual performance and contribution to the performance of ConAgra Foods, considering the competitiveness of the total compensation package. The Committee periodically uses outside consultants and published compensation survey data to review competitive rates of pay within the market.

Short-Term Incentives

The Committee establishes, at the beginning of each year, a range of financial performance goals for the Company and its business units focusing on financial targets relative to the business portfolio of the Company. The amounts payable under the Company’s annual bonus incentives relate directly to the degree to which the Company meets the annual financial goals.

The Committee also assigns individual bonus ranges to each executive expressed as a percent of year-beginning base salary. The executive is evaluated in light of Company objectives, including the five compensation principles described above. The amount of each executive’s annual bonus is a function of the level of achievement of the Company, the executive’s business unit, and/or individual objectives. The short-term incentives for ConAgra Foods’ executive officers in fiscal 2004 were established under the Executive Annual Incentive Plan approved by stockholders.

Long-Term Incentives

ConAgra Foods’ long-term incentives for executive officers and senior operating officers are provided through a long-term senior management incentive program and stock plans approved by the stockholders. The Committee believes that equity awards provide important medium and long-term incentives for directors, executive officers and other key employees to achieve the ConAgra Foods’ strategic plans. The Committee also believes that a variety of equity incentives consistent with those available to other leading companies are necessary for ConAgra Foods to compete for, motivate and retain highly-qualified directors, executive officers, and other key employees.

The long-term senior management incentive program compensates participants, including executive officers, based on ConAgra Foods’ ability to increase earnings per share above a threshold level established by the Committee. The Committee selects participants, including executive officers, on an annual basis, and the participants are eligible to share in an award pool of 8% of ConAgra Foods’ excess after-tax earnings (subject to adjustment pursuant to the program) over and above a 5% compound annual growth rate from a fixed five-year average earnings base. Amounts earned under the program in fiscal 2002-2004 were issued in restricted share equivalent units (payable in common stock when restrictions end) which vest over five years. Prior to fiscal 2003, the Committee also issued stock options to program participants with a projected value approximately equal to the restricted share equivalent units. For performance in fiscal 2003 and 2004, the Committee determined to eliminate the stock option grants to executive officers and in lieu of the stock options issued an equivalent award of restricted units (tracking appreciation or depreciation in ConAgra Foods’ stock during the restricted period and payable in cash when restrictions end) which vest over five years.

The Committee also administers ConAgra Foods’ stock plans, which authorize various stock-based incentives, including grants of stock options and restricted stock. The Committee historically granted options on an annual basis in the range of 1% to 1.5% of ConAgra Foods’ outstanding common stock. For fiscal 2004 performance, options were granted to approximately 930 ConAgra Foods employees; no options were granted to executive officers. The options and restricted stock/units granted in fiscal 2004 or for fiscal 2004 performance were approximately 0.8% of the Company’s outstanding common stock. The Committee grants stock options at the prevailing market price of ConAgra Foods common stock and such options therefore will benefit the recipient only if ConAgra Foods’ stock price increases. The Company does not reprice options.

While the Committee does not object to the concept of recognizing the compensation cost of options based on a fair value approach, the Company currently does not intend to adopt such an approach unless there is agreement on standardized rules that are applicable to all companies. The Company believes a uniform rule is necessary to enable investors to make informed comparisons between companies. The Committee will consider other equity-based forms of executive compensation, including performance-based awards linked to equity or other comparable performance criteria.

Stock Ownership and Retention Requirements

ConAgra Foods’ directors and executive officers are committed to owning stock in the Company, which aligns their interests with the interests of stockholders. In 2002, our board of directors adopted a policy that directors and executive officers will not sell any of their ConAgra Foods’ stock until six months after they cease to be a director or an executive officer except for extraordinary corporate transactions approved by the board and for emergency or extraordinary situations with 2/3 board approval. In 2004, our board adopted stock ownership guidelines for all executive officers, all senior operating officers, and certain other officers. The ownership guideline is ten times base salary for the chief executive officer and between two and six times base salary for other executive officers.

Compensation Consultant

The Committee retained Towers Perrin as its independent compensation consultant for fiscal 2004. Towers Perrin assessed the appropriateness and competitiveness of the Company’s executive compensation program, as well as the compensation paid to each of its executive officers. The compensation consultant reported on comparisons to the compensation practices at other food companies as well as other consumer product companies. While the input from the compensation consultant is not the determining factor in the Committee’s review of executive compensation, their input represents an important element in the Committee’s evaluation of the Company’s executive compensation programs.

Performance Against Objectives

The primary financial performance goals for executive officers in the ConAgra Foods short-term and long-term incentive programs for fiscal 2004 were based on earnings per share performance, and earnings per share were a record in fiscal 2004. The Committee believes that the Company’s incentive goals in fiscal 2004 encouraged management actions which resulted in the earnings per share improvement and directly tied executive compensation to company performance. Incentive payouts were directly related to individual performance against objectives. Key management actions in fiscal 2004 include:

•	Reshaping the company’s business portfolio.

•	Focusing resources on branded and value added opportunities.

•	Initiating operational improvement in procurement, logistics, manufacturing, and information systems.

•	Divesting the poultry processing business.

•	Divesting the agricultural chemical distribution business.

•	Increased gross margins year over year and a continual improvement trend over those reported 5 years ago.

•	Increased operating margins year over year and a continual improvement trend over those reported 5 years ago.

•	Increased return on sales year over year and a continual improvement trend over that reported 5 years ago.

•	Increased ROE (return on equity) year over year and a significant improvement over that reported 5 years ago.

•	Increased net income year over year and a continual improvement trend over that reported 5 years ago.

•	Sustained capital management improvement.

•	Disciplined capital allocation.

Compensation of the Chief Executive Officer

The Committee has the responsibility for annually reviewing and evaluating the performance and compensation of the Chief

Executive Officer.

The Committee considers a number of factors when reviewing the CEO’s performance, including the Company’s achievement of its short-term and long-term financial and strategic objectives; strategic planning and knowledge of the industry and business; management skills such as the establishment and supervision of operating plans and results; effective use of human resources and the development and recruitment of management talent; and personal qualities such as leadership, integrity and responsiveness.

The Committee also reviews a number of other factors when determining the appropriate compensation for the CEO, including the report of the independent compensation consultant, and the compensation paid over time to CEO’s of companies with whom ConAgra Foods competes for executive talent.

Mr. Rohde’s base salary was $1,200,000 during fiscal 2004 with amounts in excess of $950,000 deferred and invested in ConAgra Foods common stock. Mr. Rohde’s annual bonus of $3,579,929 for fiscal 2004 was earned based on the attainment of Company financial goals established by the Committee at the beginning of the fiscal year and the Committee’s judgment as to his overall performance, including the strategic transformation of ConAgra Foods from a primarily commodity-oriented group of businesses to a company focused on branded and value-added products, initiatives designed to improve gross margins, operating margins, ROE (return on equity), capital management, and capital allocation, and marketing and operational initiatives. Mr. Rohde participated in the long-term incentive program during fiscal 2004 on the same basis as other executives, but at a higher award level. This higher level of participation reflected the Committee’s judgment as to his duties and responsibilities and his expected contributions to the Company’s leadership, direction and profitability. Mr. Rohde’s participation for fiscal 2004 resulted in the issuance of 106,596 restricted share equivalent units (payable in common stock) with a value of $2,933,522 and Mr. Rohde received an equivalent award of restricted units payable in cash upon vesting; all such restricted units vest over five years. Mr. Rohde’s base salary did not change during fiscal 2004. Mr. Rohde did not receive any stock options in fiscal 2004.

Internal Revenue Service Regulations

The Committee has reviewed ConAgra Foods’ compensation plans in light of Internal Revenue Code provisions relating to the disallowance of deductions for nonperformance-based remuneration in excess of $1,000,000 to certain executive officers. The Committee intends to structure ConAgra Foods’ executive compensation plans so that payments will generally be fully deductible. However, ConAgra Foods may occasionally grant restricted shares or compensation in excess of $1,000,000 for specific reasons which would not qualify as deductible performance-based remuneration.

ConAgra Foods, Inc. Human Resources Committee

Carl E. Reichardt, Chairman

David H. Batchelder

John T. Chain, Jr.

Steven F. Goldstone

Ronald W. Roskens

AUDIT COMMITTEE REPORT

The Audit Committee is composed of five directors, each of whom meets the independence and experience requirements of the New York Stock Exchange. The Board of Directors has determined that all members of the Audit Committee are audit committee financial experts (as defined by the Securities and Exchange Commission). The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing (1) the integrity of the financial statements of the Company, (2) the qualifications, independence and performance of the Company’s independent auditors and internal audit department, and (3) compliance by the Company with legal and regulatory requirements. The Committee acts under a written charter, adopted by the Board of Directors, a copy of which is available on the Company’s website and is attached as Appendix A to this proxy statement.

ConAgra Foods’ management is responsible for the Company’s financial reporting process and internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. The Audit Committee oversees the Company’s financial reporting process and internal controls on behalf of the Board of Directors.

The Audit Committee has sole authority to retain, compensate, oversee and terminate the independent auditor. The Audit Committee reviews the Company’s annual audited financial statements, quarterly financial statements, and filings with the Securities and Exchange Commission. The Audit Committee reviews reports on various matters, including: (1) critical accounting policies of the Company, (2) material written communications between the independent auditor and management, (3) the independent auditor’s internal quality-control procedures, (4) significant changes in the Company’s selection or application of accounting principles, and (5) the effect of regulatory and accounting initiatives on the financial statements of the Company.

Pursuant to the Audit Committee charter, the Committee has the authority to conduct investigations within the scope of its responsibilities and to retain legal, accounting and other advisors to assist the Committee in its functions. During fiscal 2001 and 2002, the Committee undertook an investigation of certain accounting practices at the Company’s United Agri Products subsidiary, and retained special counsel in connection with such investigation. The investigation resulted in a June 2001 restatement of the Company’s financial statements for fiscal years 1997-2000.

During the last fiscal year, the Audit Committee met and held discussions with representatives of ConAgra Foods management, its internal audit staff, and Deloitte & Touche, independent auditor. Representatives of financial management, the internal audit staff, and the independent auditors have unrestricted access to the Audit Committee and periodically meet privately with the Audit Committee. The Audit Committee reviewed and discussed with ConAgra Foods’ management and Deloitte & Touche the audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended May 30, 2004.

The Committee also discussed with the independent auditors other matters required to be discussed by the auditors with the Committee under the Statement on Auditing Standards No. 61 (communication with audit committees). The Committee received and discussed with the independent auditors their written report on their independence from the Company and its management, which is made under Independence Standards Board Standard No. 1 (independence discussions with audit committees). The Committee also considered whether the provision of non-audit services provided by Deloitte & Touche to the Company during fiscal 2004 was compatible with the auditors’ independence.

Based on these reviews and discussions, and the report of the independent auditors, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 30, 2004 for filing with the Securities and Exchange Commission.

ConAgra Foods, Inc. Audit Committee

Stephen G. Butler, Chairman

Mogens C. Bay

W.G. Jurgensen

Robert A. Krane

Kenneth E. Stinson

COMPARATIVE STOCK PERFORMANCE

The comparative stock performance graphs shown below compare the yearly change in cumulative value of ConAgra Foods common stock with certain Index values for both five- and ten-year periods ended fiscal 2004, according to Bloomberg. Both graphs set the beginning value of ConAgra Foods common stock and the Indices at $100. All calculations assume reinvestment of dividends. The performance graphs compare ConAgra Foods with the Standard and Poor’s (S&P) 500 Stock Index and the S&P Packaged Foods Index. All Index values are weighted by capitalization of companies included in the group.

ITEM 2: Ratification of Appointment of Independent Auditors

The firm of Deloitte & Touche has been appointed by the Audit Committee to conduct the fiscal 2005 audit of the Company’s financial statements. The same firm conducted the fiscal 2003 and 2004 audits. Fees billed by Deloitte & Touche to the Company for services provided during the 2004 and 2003 fiscal years were as follows:

	2004	2003
Audit Fees	$4,079,000	$3,940,000
Audit-Related Fees	1,358,000	1,745,000
Tax Fees	1,047,000	733,000
All Other Fees	0	944,000

Total Fees	$6,484,000	$7,362,000

Audit Fees consist of the audit of the Company’s fiscal 2004 and 2003 annual financial statements and the review of the Company’s quarterly financial statements during fiscal 2004 and 2003.

Audit-Related Fees consist primarily of employee benefit plan audits, subsidiary audits, and services related to business divestitures.

Tax Fees consist of international tax planning, federal, state and expatriate tax compliance.

All Other Fees in fiscal 2003 consisted primarily of consulting services related to an insurance claim and facility design and layout. There were no services in this category provided in fiscal 2004.

The Audit Committee pre-approves all audit and non-audit services performed by the independent auditor. The Audit Committee will periodically grant general pre-approval of certain audit and non-audit services. Any other services must be specifically approved by the Audit Committee, and any proposed services exceeding pre-approved cost levels must be specifically pre-approved by the Audit Committee. In periods between Audit Committee meetings, the Chairman of the Audit Committee has the delegated authority from the Committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee.

The Audit Committee has appointed Deloitte & Touche as the independent registered public accounting firm to conduct the 2005 audit of the Company’s financial statements and the Board of Directors requests that the stockholders ratify this appointment. Representatives from Deloitte & Touche will be present at the annual meeting. The representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions. In the event the stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 2.

ITEM 3: Approval Of The ConAgra Foods Executive Incentive Plan

The Internal Revenue Code requires stockholder approval every five years for certain incentive plans in order to preserve the tax deductibility of payments under the plan. The stockholders approved executive incentive plans in 1994 and 1999. The Board of Directors has unanimously approved the ConAgra Foods Executive Incentive Plan (the “Plan”) in 2004. The Plan is substantially similar to the 1994 and 1999 plans. The Plan is designed to provide incentives to executive officers and other senior management officers of ConAgra Foods who have significant responsibility for the success and growth of ConAgra Foods and to assist ConAgra Foods in attracting, motivating and retaining executive officers and senior management officers on a competitive basis.

Stockholder approval of the Plan is required if payments under the Plan are to be tax deductible as performance-based compensation under Section 162 (m) of the Internal Revenue Code. Section 162 (m) generally disallows a tax deduction for compensation over $1 million paid to an executive officer named in the Summary Compensation Table, unless such compensation qualifies as performance-based. The stockholders approved similar plans for the purposes of Section 162 (m) compliance in 1994 and 1999. However, Section 162 (m) requires such plans receive stockholder approval every five years.

The principal features of the Plan are described below.

Administration of the Plan

The Plan shall be administered by the Human Resources Committee of the Board of Directors. The Committee shall have the sole discretion to interpret the Plan; approve a pre-established objective performance measure or measures annually; certify the level to which each performance measure was attained prior to any payment under the Plan; approve the amount of awards made under the Plan; and determine who shall receive any payment under the Plan. The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations and guidelines for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee’s interpretations of the Plan and all actions taken and determinations made by the Committee shall be conclusive and binding on all parties concerned, including ConAgra Foods, its stockholders and any person receiving an award under the Plan.

Eligibility

Executive officers and other senior management officers of ConAgra Foods shall be eligible to receive awards under the Plan. Such officers include the Chief Executive Officer, other executive officers and senior management officers, and any persons performing similar duties in the future. The Committee shall designate the officers who will participate in the Plan each year.

Awards

The Committee shall establish annual and/or long-term incentive award targets for participants. The approximate number of participants for fiscal 2005 is 30.

The Committee shall also establish annual and/or long-term performance targets, which must be achieved in order for an award to be earned under the Plan. Such targets shall be based on earnings, earnings per share, growth in earnings per share, achievement of annual operating profit plans, return on equity performance, return on capital, sales growth or similar financial performance measures as may be determined by the Committee. The specific performance targets for each participant shall be established in writing by the Committee within ninety days after the commencement of the fiscal year (or within such other time period as may be required by Section 162 (m) of the Internal Revenue Code) to which the performance target relates; provided, if an individual becomes an executive officer or senior management officer during the year, such individual may be granted eligibility for an incentive award for that year upon such individual assuming such position. The performance target shall be established in such a manner that a third party having knowledge of the relevant facts could determine whether the performance goal has been met.

Awards shall be payable following the completion of each fiscal year upon certification by the Committee that ConAgra Foods achieved the specified performance targets established for the participant. Awards payable in stock or options shall be issued from ConAgra Foods’ stock plans. Notwithstanding the attainment by ConAgra Foods of the specified performance targets, the Committee has the discretion, for each participant, to reduce some or all of an award that would otherwise be paid. However, in no event may a participant receive aggregate compensation of more than .1% of ConAgra Foods’ market capitalization as of the first day of the fiscal year under the Plan in any fiscal year.

Effective Date, Amendments and Termination

A predecessor of the Plan has been effective since 1994. If approved by the stockholders, the Plan will be effective as of July 9, 2004. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards previously made under the Plan. However, without stockholder approval, no amendment of the Plan shall be effective which would increase the maximum amount which can be paid to any one participant under the Plan in any fiscal year, which would change the performance goals permissible under the Plan for payment of awards, or which would modify the requirement as to eligibility for participation in the Plan.

Vote Required for Approval

The approval of the Plan requires the affirmative vote of the holders of a majority of ConAgra Foods’ outstanding capital stock present or represented by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE CONAGRA FOODS EXECUTIVE INCENTIVE PLAN.

ITEM 4: Stockholder Proposal Concerning Suspension of Stock Grants for Directors and Senior Executive Officers

The Company has been informed that Donald D. Hudgens, 16711 Pine Street, Omaha, NE, 68130, who reports ownership of at least $2,000 in market value of ConAgra Foods common stock, intends to introduce the following resolution at the annual meeting:

“Resolved: The shareholders of ConAgra Foods, Inc. urge the Board of Directors to place a five year suspension on any and all stock option grants and/or any other type of stock grants for senior executive officers and corporate directors.

As a shareholder, I support compensation policies for our company’s leadership team which at the same time rewards the shareholders. Shareholders are rewarded through dividends as well as stock price appreciation.

From 1983 through 2000 dividends grew at an average annual rate exceeding fifteen percent per year. From 2001 through 2003 the average annual rate has been reduced to less than ten percent.

Common stock price exceeded $38 in December of 1997 and dropped lower than $16 in March of 2000, and at the time of submission of this proposal was less than $29.

The ConAgra 2000 Stock Plan authorized the issuance of 30,000,000 shares of stock to be available for a variety of stock option purposes. This plan followed plans of 1985, 1990 and 1995 which issued a combined 58,900,000 shares which were depleted. This represents over 16% of the more than 500 million shares outstanding. Common shareholders position is being diluted and the unseen cost of these options is affecting earnings to our detriment.

These “Stock Option Plans” were approved by shareholders in 1985, 1990, 1995 and 2000 for ostensibly “assisting ConAgra in attracting, retaining and motivating employees and in enhancing of the long-term mutuality of interest between ConAgra stockholders and its officers and directors” (ConAgra 2000 proxy statement). The Stock Option Plan of 1995 stated “The plan is intended to increase stockholder value by motivating superior performance by means of stock incentives and enabling ConAgra to attract and retain the services of a management team for the long-term financial success of ConAgra” (ConAgra 1995 proxy statement).

I believe such a suspension would give our management team the opportunity to re-focus on the stated purposes in the 1995 and 2000 Stock Option Plans goals of enhancing shareholder value.

Please vote FOR this proposal.”

Board Recommendation

The Board of Directors believes the company’s stock-based incentives are appropriate and competitive. Using stock-based incentives helps the company recruit, retain and motivate talented personnel in a highly competitive economy. Stock-based incentives which are at risk motivate executives to focus on the Company’s long-term performance and results.

•	Employees earn options as a part of their compensation package. The value of this portion of the employee’s compensation is at risk and not guaranteed. The employee receives no benefit from options unless the stock price appreciates in the future, which aligns the interests of our employees and our stockholders.

•	The number of stock-based incentives granted annually by the Company has been below industry averages for the last five years.

•	ConAgra Foods’ total stockholders return (stock appreciation and dividends) over the last five years is better than that of many major consumer companies and better than the S&P 500 Index.

•	ConAgra Foods’ long-term historical stock price trend reflects the patterns of Fortune 500 companies in general. Most companies currently in the Fortune 500 have experienced a decline from a high reached within the last 10 years. This is also the case for the Dow Jones Industrial Average, the S&P 500, and the NASDAQ Composite Index.

•	Most major consumer companies, and all of ConAgra Foods’ competitors in the S&P Packaged Foods Index, use some form of stock-based incentives. The Company competes for talent with these and other companies. For example, over the last several years, the Company has hired key employees who have worked for a variety of companies, including Kraft, Campbell’s, Heinz, PepsiCo, Kellogg’s, Coca Cola, General Mills and Proctor & Gamble, none of which operate under the provisions contained in the proposal. ConAgra Foods believes the adoption of the proposal would significantly impair its ability to attract, retain and motivate such key employees.

The Company’s current stock plans, all of which were approved by stockholders, give the Human Resources Committee the tools to structure competitive equity incentives. All members of the Human Resources Committee are independent.

Much has been written in recent years about stock option and other equity abuses at some public companies. The abuses include the exercise and sale of option stock by senior executives, the granting of options at below market prices, the repricing of underwater options, and the granting of excessive numbers of equity incentives.

Those abuses do not exist at ConAgra Foods. We prohibit our directors and executive officers from selling ConAgra Foods stock, whether acquired on option exercise or otherwise, at any time until six months have passed since the termination of his or her directorship or executive position with the Company except for extraordinary corporate transactions approved by the board and for emergency or extraordinary situations with 2/3 board approval. The Company grants stock options with an exercise price equal to the fair market value of the common stock on the date of grant. The Company does not grant “discount options” and has never repriced options. The number of equity incentives utilized annually by the Human Resources Committee is below our industry’s averages.

The board and its Human Resources Committee believe the Company’s current programs of providing equity incentives to directors and senior executive officers aligns such persons’ interests with the long-term interests of the ConAgra Foods’ stockholders. The implementation of the proposal would undermine this alignment and would create competitive disadvantages for ConAgra Foods. The board therefore recommends the proposal be rejected.

THE BOARD RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL

FISCAL 2005 STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented in the 2005 Annual Meeting proxy statement must be received by the Company no later than April 14, 2005.

The Company’s Bylaws set forth certain procedures which stockholders must follow in order to nominate a director or present any other business at an Annual Stockholders’ Meeting. Generally, a stockholder must give timely notice to the Secretary of the Company. To be timely, such notice for the 2005 annual meeting must be received by the Company at One ConAgra Drive, Omaha, NE 68102-5001, not less than 90 nor more than 120 days prior to the first anniversary of the 2004 annual meeting. However, if the date of the 2005 annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, such notice must be received by the Company not later than the 90th day prior to such meeting day or the tenth day following public announcement of such meeting date.

The Bylaws specify the information which must accompany any such stockholder notice. Any stockholder may obtain details on the provisions of the Bylaws from the Corporate Secretary of the Company.

CERTAIN LEGAL PROCEEDINGS

We are currently a party to a class action lawsuit and two stockholder derivative lawsuits. Our Annual Report on Form 10-K for the year ended May 30, 2004 provides more information with respect to these legal proceedings.

The purported class action lawsuit, filed on August 10, 2001 in United States District Court for Nebraska, Case No. 810CV427, against the Company and certain of its executive officers, alleged violations of the federal securities laws in connection with the events resulting in the Company’s June 2001 restatement of its financial statements. On July 23, 2002 the federal district court granted the defendants’ motion to dismiss the lawsuit and entered judgement in favor of the Company and the executive officers. On June 30, 2003, the Eighth Circuit Court of Appeals reversed the dismissal and remanded the action for further proceedings in the district court. The defendants thereafter renewed their motion to dismiss in the district court on the issues not previously addressed by the district court in its prior dismissal of the lawsuit. On December 10, 2003, the district court denied the defendants’ motion to dismiss on these other issues. The Company believes the lawsuit is without merit and plans to vigorously defend the action.

Derivative actions were filed by three shareholder plaintiffs, purportedly on behalf of the Company, on September 26, 2001 in the Court of Chancery for the State of Delaware in New Castle County, Case No. 19130NC, and on October 9, 2001 in the United States District Court for the District of Nebraska, Case No. 401CV3255. The complaints allege that the defendants, directors of the Company during the relevant times, breached fiduciary duties in connection with events resulting in the Company’s June 2001 restatement of its financial statements. The action seeks, inter alia, recovery to the Company, which is named as a nominal defendant in the action, of damages allegedly sustained by the Company and a direction to the defendants to establish programs to prevent wrongful and illegal practices. The directors named as defendants in the action intend to vigorously defend the allegations and believe the action is without merit.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors to file reports of changes in ownership of ConAgra Foods common stock with the Securities and Exchange Commission. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms so filed. Based solely on a review of the copies of such forms furnished to the Company and written representation from the Company’s executive officers and directors, ConAgra Foods believes that all persons subject to these reporting requirements filed the required reports on a timely basis during fiscal 2004, except that stock acquired through an employer plan by Kenneth Gerhardt, an executive officer, was not reported on a timely basis but was subsequently reported.

OTHER MATTERS

Neither the Board of Directors nor management intends to bring any matter for action at the Annual Meeting of Stockholders other than those matters described above. If any other matter or any proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

APPENDIX A

CONAGRA FOODS, INC.

AUDIT COMMITTEE CHARTER

Audit Committee Structure, Composition and Processes

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities by reviewing (1) the integrity of the financial statements of the Company, (2) the qualifications, independence and performance of the Company’s independent auditors and internal auditing department, and (3) the compliance by the Company with legal and regulatory requirements. The Committee shall be comprised of at least three directors appointed by the Board each of whom shall meet the independence and experience requirements of the New York Stock Exchange. At least one member of the Committee shall be a financial expert as defined by the Securities and Exchange Commission. The Committee shall have the responsibilities described in this Charter. This Charter has been adopted by the Board of Directors. The Committee shall make regular reports to the Board of Directors. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall meet at least four times a year, or more frequently as the Committee considers necessary. The Committee shall annually evaluate the Committee’s performance.

The Committee’s function is one of oversight and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements and that the independent auditors are responsible for auditing those financial statements. In carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements. The Committee has the authority to conduct investigations within the scope of its responsibilities.

Independent Auditor Selection and Evaluation

•	The Committee shall have sole authority to appoint the independent auditors (subject to stockholder approval). The independent auditor shall report directly to the Committee. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting).

•	The Committee shall evaluate the performance of the lead audit partner and of the independent auditors and, if appropriate, replace the independent auditors.

Proxy Statement Report

•	The Committee shall review and discuss the annual audited financial statements, including disclosures made in management’s discussion and analysis, with management and the independent auditors.

•	The Committee shall discuss with the independent auditors certain matters regarding the conduct of the annual audit as required by Statement on Auditing Standards No. 61, such as significant audit adjustments and significant accounting policies.

•	The Committee shall receive periodic reports from the independent auditors regarding the auditor’s independence (including the disclosures required by Independence Standards Board Standard No. 1), discuss such reports with the auditors, and take appropriate action to oversee the independence of the auditors.

•	The Committee shall determine whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

•	The Committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

Independent Auditor Oversight

•	The Committee shall meet with the independent auditors prior to the annual audit to review the scope, planning and staffing of the audit.

•	The Committee shall review with the independent auditors any significant problems or difficulties that the auditors may have encountered in connection with the audit, and review significant issues raised by the management letter provided by the auditors and the Company’s response to those issues.

•	The Committee shall (1) ensure the rotation of the lead audit partner and other audit partners as required by law, and (2) establish policies for the Company’s hiring of employees or former employees of the independent auditor.

Internal Audit Oversight

•	The Committee shall provide oversight of the Company’s internal audit function, including reviewing reports on the organizational structure, budget, plans and results of internal audit activities and adequacy of the Company’s internal controls.

•	The Committee shall review the appointment and replacement of the senior internal auditing executive, and review significant issues identified by the internal auditing department.

Additional Audit Committee Action

•	The Committee shall pre-approve all auditing services and permitted non-audit services to be performed by the independent auditor. The Committee may form and delegate authority to subcommittees consisting of one or more members the authority to grant such pre-approvals. The Committee shall consider whether the provision of permitted non-audit services is compatible with maintaining the independent auditor’s independence.

•	The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	The Committee shall discuss with management the Company’s earnings press releases, including the use of any non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

•	The Committee shall ensure that the independent auditors review the Company’s quarterly financial statements, including management’s discussion and analysis, prior to filing with the Securities and Exchange Commission; the Committee, or its Chairman, shall discuss such review with the independent auditors and management prior to such filing of the Company’s Form 10-Q.

•	The Committee shall review disclosures made by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

•	The Committee shall, as it determines necessary to carry out its duties, obtain advice and assistance from outside legal, accounting, or other advisors. The Company shall provide funding for such Committee actions and for compensation of any external auditor engaged by the Committee and for ordinary administrative expenses of the Committee.

Reports to the Audit Committee

•	The Committee shall review reports from the independent auditors on (1) all critical accounting policies and practices to be used, (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and (3) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

•	The Committee shall review a report from the independent auditor at least annually regarding (1) the independent auditor’s internal quality-control procedures, (2) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (3) any steps taken by the independent auditor to deal with such issues, and (4) all relationships between the independent auditor and the Company.

•	The Committee shall review reports from management and/or the independent auditor with respect to (1) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and (2) the effect of regulatory and accounting initiatives on the financial statements of the Company.

•	The Committee shall obtain reports from management, the Company’s internal auditing department, the Company’s independent auditors, and/or the Company’s general counsel with respect to (1) the Company’s policies and procedures regarding compliance with applicable laws and regulations, (2) compliance with the Company’s Code of Conduct and the Company’s Code of Ethics for Senior Corporate Officers, (3) the Company’s processes for assessing and controlling significant financial risk exposures, and (4) the status of significant legal matters.

•	The Committee shall meet separately, periodically, with the Chief Financial Officer and Controller, the senior internal auditing executive and the independent auditors. The Committee may request any member of management to attend a meeting of the Committee.

This is Your ConAgra Foods

PROXY CARD

Please vote and sign on reverse side

This proxy is solicited by your Board of Directors for the

September 23, 2004 Annual Stockholders’ Meeting

The undersigned stockholder appoints each of B. Rohde and C. Reichardt attorney and proxy, with full power of substitution, on behalf of the undersigned and with all powers the undersigned would possess if personally present, to vote all shares of Common Stock of ConAgra Foods, Inc., that the undersigned would be entitled to vote at the above Annual Meeting and any adjournment thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC INSTRUCTIONS AS INDICATED ON THE REVERSE SIDE OF THIS PROXY. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3 AND AGAINST ITEM 4.

Voting by mail. If you wish to vote by mailing this proxy, please sign your name exactly as it appears on this proxy and mark, date and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give your full title as such.

(This proxy is continued on the reverse side)

There are three ways to provide voting instructions.

Your telephone or Internet vote authorizes the named proxies to vote shares in the same manner as if you marked, signed and returned your proxy card. Telephone and Internet voting are available until 11:59 p.m. (ET) on September 22, 2004.

VOTE BY PHONE: 1-800-690-6903

1. Read the accompanying Proxy Statement and this proxy card.

2. Call toll free 1-800-690-6903.

3. Follow the simple recorded instructions.

VOTE BY INTERNET: WWW.PROXYVOTE.COM

1. Read the accompanying Proxy Statement and this proxy card.

2. Go to Website www.proxyvote.com.

3. Follow the simple instructions.

VOTE BY MAIL

1. Read the accompanying Proxy Statement and this proxy card.

2. Mark, sign and date your voting instruction card.

3. Return it in the enclosed postage-paid envelope.

If you vote by Phone or Internet, please do not mail your
Proxy Card.

TO VOTE, MARK BLOCK BELOW IN BLUE OR BLACK INK AS FOLLOWS:     [X]

The Board of Directors recommends a vote FOR Items 1, 2 and 3.

Item 1.	Elect Directors - Nominees: Mogens C. Bay, Stephen G. Butler, Alice B. Hayes, W.G. Jurgensen and Carl E. Reichardt

For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write nominee’s name on the line below

[ ]	[ ]	[ ]

Item 2.	Ratify the appointment of Independent Auditors

For	Against	Abstain

[ ]	[ ]	[ ]

Item 3.	Approve the ConAgra Foods executive incentive plan

For	Against	Abstain

[ ]	[ ]	[ ]

The Board of Directors recommends a vote AGAINST Item 4.

Item 4.	Stockholder Proposal –Suspension of all Stock Grants for Directors and Senior Executive Officers

For	Against	Abstain

[ ]	[ ]	[ ]

This proxy will be voted as directed, or if no direction is indicated, will be voted as recommended by the Board of Directors. This proxy is solicited on behalf of the Board of Directors.

Signature

Signature (Joint Owners)

Date

NOTE:  Please sign as name appears here. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full title.

NOTE: Pursuant to Instruction 3 to Item 10 of Schedule 14A of the Securities Exchange Act of 1934, the following written plan document, which is not being mailed to stockholders with the proxy statement, is being filed in electronic format as an appendix to this proxy statement filing.

CONAGRA FOODS, INC.

EXECUTIVE INCENTIVE PLAN

1.	Purpose. The principal purpose of the ConAgra Foods Executive Incentive Plan (the “Plan”) is to provide incentives to executive officers and other senior management officers of ConAgra Foods, Inc. (“ConAgra Foods”) who have significant responsibility for the success and growth of ConAgra Foods and to assist ConAgra Foods in attracting, motivating and retaining executive officers on a competitive basis.

2.	Administration of the Plan. The Plan shall be administered by the Human Resources Committee of the Board of Directors (the “Committee”). The Committee shall have the sole discretion to interpret the Plan; approve a pre-established objective performance measure or measures annually; certify the level to which each performance measure was attained prior to any payment under the Plan; approve the amount of awards made under the Plan; and determine who shall receive any payment under the Plan.

The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations and guidelines for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including ConAgra Foods, its stockholders and any person receiving an award under the Plan.

3.	Eligibility. Executive officers and other senior management officers of ConAgra Foods shall be eligible to receive awards under the Plan. Such participants include the Chief Executive Officer, other executive officers and senior management officers and any persons performing similar duties in the future. The Committee shall designate the executive officers and other senior management officers who will participate in the Plan each year.

4.	Awards. The Committee shall establish annual and/or long-term incentive award targets for participants. If an individual becomes an executive officer or senior management officer during the year, such individual may be granted eligibility for an incentive award for that year upon such individual assuming such position; provided, if such person is a covered employee under Section 162(m) of the Internal Revenue Code, the eligibility of such person shall be conditioned on compliance with Section 162(m) for tax deductibility of the award.

The Committee shall also establish annual and/or long-term performance targets which must be achieved in order for an award to be earned under the Plan. Such targets shall be based on earnings, earnings per share, growth in earnings per share, achievement of annual operating profit plans, return on equity performance, return on capital, sales growth, or similar financial performance measures as may be determined by the Committee. The specific performance targets for each participant shall be established in writing by the Committee within ninety days after the commencement of the fiscal year (or within such other time period as may be required by Section 162(m) of the Internal Revenue Code) to which the performance target relates. The performance target shall be established in such a manner that a third party having knowledge of the relevant facts could determine whether the performance goal has been met.

Awards shall be payable following the completion of each fiscal year upon certification by the Committee that ConAgra Foods achieved the specified performance target established for the participant. Awards may be paid in cash or securities. Grants or awards of stock options or stock appreciation rights shall be based on a stock price that is not less than current fair market value. Notwithstanding the attainment by ConAgra Foods of the specified performance targets, the Committee has the discretion, for each participant, to reduce some or all of an award that would otherwise be paid. However, in no event may a participant receive aggregate compensation under the Plan in any fiscal year of more than .1% of ConAgra Foods’ market capitalization (stock price multiplied by number of shares outstanding) as of the first day of the fiscal year.

5.	Miscellaneous Provisions. ConAgra Foods shall have the right to deduct from all awards hereunder any federal, state, local or foreign taxes required by law to be withheld with respect to such awards. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of ConAgra Foods. The costs and expenses of administering the Plan shall be borne by ConAgra Foods and shall not be charged to any award or to any executive officer receiving an award.

6.	Amendments and Termination. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the Plan. However, unless the stockholders of ConAgra Foods shall have first approved thereof, no amendment of the Plan shall be effective which would increase the maximum amount which can be paid to any one participant under the Plan in any fiscal year, which would change the performance goals permissible under this Plan for payment of awards, or which would modify the requirement as to eligibility for participation in the Plan.